INFINITY CROSS BORDER ACQUISITION CORPORATION ANNOUNCES EXTENSION OF TENDER OFFER FOR ORDINARY SHARES

CONCURRENT TENDER OFFER BY SPONSORS FOR WARRANTS ALSO EXTENDED

Tender Offers Extended until 11:59 p.m., New York City Time, on March 31, 2014,

Unless Further Extended or Earlier Terminated

  New York, New York and Tel Aviv, Israel, March 11, 2014 –Infinity Cross Border Acquisition Corporation (NASDAQ: INXB) (“Infinity” or the “Company”) today announced that the Company’s previously announced share tender offer has been extended, in accordance with applicable rules and regulations governing tender offers, until 11:59 p.m., New York City time, on March 31, 2014, unless further extended or terminated. The share tender offer was previously scheduled to expire at 11:59 p.m., New York City time, on March 17, 2014.

Concurrent with the extension of the share tender offer, certain of the Company’s sponsors including Infinity I-China Fund (Cayman), L.P., Infinity I-China Fund (Israel), L.P., Infinity I-China Fund (Israel 2), L.P. and Infinity I-China Fund (Israel 3), L.P. (collectively, the “Infinity Funds”) who are affiliated with Infinity Group, today announced that their previously announced warrant tender offer has also been extended, in accordance with applicable rules and regulations governing tender offers, until 11:59 p.m., New York City time, on March 31, 2014, unless further extended or terminated. The warrant tender offer was previously scheduled to expire at 11:59 p.m., New York City time, on March 17, 2014.

The completion of the share tender offer and warrant tender offer are conditions to the Company’s previously announced business combination with Glori Energy Inc. (“Glori”).  The extensions are being made to comply with the rules and procedures of the Securities and Exchange Commission (“SEC”). Except for such extensions, all of the terms and conditions set forth in the share tender offer materials and the warrant tender offer materials, as amended (collectively, the “Offer Documents”), filed with the SEC remain unchanged.

Tenders of the Company’s ordinary shares or warrants must be made prior to the expiration of the share tender offer and warrant tender offer, respectively, and may be withdrawn at any time prior to the expiration of the share tender offer or the warrant tender offer, in accordance with the procedures described in the Offer Documents . However, the Company recommends that security holders who support the Company’s business combination with Glori do not tender their ordinary shares in the share tender offer, and if they have previously done so, recommends that they withdraw such tendered securities prior to 11:59 p.m. New York City time, on March 31, 2014.

The share tender offer is subject to the conditions and other terms set forth in the Amended and Restated Offer to Purchase Ordinary Shares and other share tender offer materials (as they may be amended or supplemented) that have been or will be distributed to the Company’s shareholders.  In particular, the share tender offer is conditioned on, among other things, that the business combination with Glori, in the Company’s reasonable judgment, is capable of being consummated contemporaneously with the share tender offer. The warrant tender offer is subject to the conditions and other terms set forth in the Amended and Restated Offer to Purchase and other warrant tender offer materials (as they may be amended or supplemented) that have been or will be distributed to the Company’s warrant holders.

The last reported trading price of the Company’s ordinary shares and warrants on the Nasdaq Capital Market on March 10, 2014 was $7.99 per ordinary share and $0.72 per warrant. As of March 10, 2014, 884,696 ordinary shares and 7,400 warrants have been tendered and not withdrawn.

Morrow & Co., LLC is acting as the information agent for both tender offers, and the depositary is Continental Stock Transfer & Trust Company. Security holders are urged to review the Offer Documents which are available at no charge at www.sec.gov and which have been distributed to holders of record and brokers who hold for security holders. For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400) or via e-mail at inxb.info@morrowco.com.

This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell the Company’s ordinary shares or warrants. The solicitation of offers to buy the Company’s ordinary shares and warrants will only be made pursuant to the Offer Documents (as amended or supplemented), the letter of transmittal, and other related documents that the Company or the Infinity Funds, respectively, have sent or will send to the Company’s security holders. The share tender offer and the warrant tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offers. Share tender offer and warrant tender offer materials have been and will be distributed to the Company’s security holders at no expense and are and will be available at no charge on the SEC’s website at www.sec.gov and from the Information Agent.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. Glori and Infinity give no assurances that the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that more than 4,750,000 of Infinity’s ordinary shares will be validly tendered and not properly withdrawn prior to the expiration of the tender offer for such shares which would then cause it to (i) be unable to satisfy the conditions of the share tender offer and the merger agreement, (ii) be unable to consummate the transaction, and (iii) withdraw the tender offers; the risk that governmental and regulatory review of the tender offer documents may delay the transaction or result in the inability of the transaction to be consummated by April 25, 2014 and the length of time necessary to consummate the transaction; the risk that a condition to consummation of the transaction may not be satisfied or waived; the risk that the anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, margins, or any other financial items are not realized; the ability to list and comply with NASDAQ’s continuing listing standards, including having the requisite number of round lot holders or stockholders; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional non-producing end of life oil fields and low-producing late-life oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; the advantages of the AERO System compared to other enhanced oil recovery methods; and Glori’s ability to develop and maintain positive relationships with its customers and prospective customers.

These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Form 6-K and Schedule TO (and any amendments thereto) filed by Infinity in connection with the transaction and the share tender offer. Infinity and Glori undertake no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this release except as required under Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended, or any other federal securities law.

About Infinity Cross Border Acquisition Corporation

Infinity Cross Border Acquisition Corp. (Nasdaq: INXB) is a blank check company co-sponsored by Infinity Group and Hicks Holdings LLC. The Company held its IPO on July 25, 2012 and was established for the purpose of acquiring a growing business via a reverse merger. On January 8, 2014, Infinity and Glori Energy Inc. ("Glori") entered into a merger and share exchange agreement whereby Glori will become a publicly listed company through a merger with Infinity, in a transaction valued at approximately $185 million. Infinity expects to complete the transaction on or before April 25, 2014.

About Infinity Group

Infinity Group is a cross-border platform and private equity fund known for its strong roots in China. Infinity Group currently manages $800 million. It has 100 portfolio companies and 17 RMB joint venture funds throughout China, making Infinity the owner of more RMB funds than any other foreign PE fund in China. Infinity Group to date has made 100 deals and 30 successful exits. Sectors of focus include: medical, agricultural, water, energy and high end manufacturing. Infinity Group is led by managing partners Mr. Amir Gal-Or and Mr. Avishai Silvershatz. For more information, please visit http://www.infinity-equity.com.

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Company Contact:	Information Agent:

Mark Chess, Executive Vice President	Morrow & Co., LLC
Email: Mark.Chess@infinity-equity.com	470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and Brokerage Firms: (203) 685-9400
inxb.info@morrowco.com